Exhibit 21.01

Subsidiaries of the Company

America’s Drive-In Brand Properties LLC, a Kansas limited liability company

America’s Drive-In Restaurants LLC, a Delaware limited liability company

SDI Interests Inc., an Oklahoma corporation

Sonic Capital LLC, a Delaware limited liability company

Sonic Franchising LLC, a Delaware limited liability company

Sonic Industries LLC, a Delaware limited liability company

Sonic Industries Services Inc., an Oklahoma corporation

Sonic Restaurants, Inc., an Oklahoma corporation

Sonic Technology Fund, L.L.C., an Oklahoma limited liability company

Sonic Value Card, L.L.C., a Virginia limited liability company

SPOTlight, LLC, an Oklahoma limited liability company

SRI Real Estate Holding LLC, a Delaware limited liability company

SRI Real Estate Properties LLC, a Delaware limited liability company

As of August 31, 2015, Sonic Restaurants, Inc. owned the majority interest in 13 general partnerships and one limited liability company, each of which operates a Sonic Drive-In restaurant.  The names of those 13 general partnerships and one limited liability company have been omitted.